                              CERTIFICATE OF DESIGNATION

                                          OF

                        SERIES C CONVERTIBLE PREFERRED STOCK

                                         OF

                            THERMOVIEW INDUSTRIES, INC.

                             _________________________

                           Pursuant to Section 151 of the
                  General Corporation Law of the State of Delaware
                             _________________________

       ThermoView Industries Inc., a Delaware corporation (the "Company") certifies that pursuant to the authority contained in Section 4.2 of Article IV of its Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company (the "Board of Directors"), at a meeting held on April 19, 1999, duly approved and adopted the following resolution, which resolution remains in full force and effect on the date hereof:


       RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors does hereby designate, create, authorize and provide for the issue of a series of preferred stock, $.001 par value per share, and having a liquidation value of $1,000 per share, which shall be designated as Series C Convertible Preferred Stock (the "Preferred Stock") consisting of up to 25,000 shares, having voting powers, designations, preferences, limitations, restrictions, and relative rights as follows:

                           CERTIFICATE OF DESIGNATION OF
                       CONVERTIBLE PREFERRED STOCK, SERIES C
                           OFTHERMOVIEW INDUSTRIES, INC.



       1. DESIGNATION, AMOUNT, PAR VALUE, LIQUIDATION VALUE AND RANK. The series of preferred stock shall be designated as 9.6% Cumulative Convertible Series C Preferred Stock, Series C ("PREFERRED STOCK"), and the number of shares so designated shall be up to 25,000 (which shall not be subject to increase without the consent of each of the Holders of the Preferred Stock ("HOLDERS")). Each share of Preferred Stock, $.001 par value per share, shall have a liquidation value of $1,000 per share (the "LIQUIDATION VALUE").

              The Preferred Stock shall rank senior to the Junior Securities as to dividends, distributions and upon liquidation, dissolution or winding up. No class of equity securities of the Company shall be senior to the Preferred Stock as to dividends, distributions and upon liquidation, dissolution or winding up. The Preferred Stock shall rank PARI PASSU with the Company's Series A Convertible Preferred Stock and Series B Convertible Preferred Stock.

       2.     DIVIDENDS.

       (a) Holders of Preferred Stock shall be entitled to receive, out of funds legally available therefor, and the Company shall pay, cumulative dividends at the rate per share (as a percentage of the Liquidation Value per share) equal to 0.8% per month, payable quarterly, commencing on May 1, 1999, in cash or shares of Common Stock (as defined in Section 8) at the option of the Holder. Dividends on the Series C Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the Issuance Date, and shall be deemed to accrue from such date and be cumulative whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. Accrued and unpaid dividends of the Preferred Stock for any shares which are being converted shall be paid on the date on which such Preferred Stock is converted. Except as otherwise provided herein, if at any time the Company pays less than the total amount of dividends then accrued on account of the Preferred Stock, such payment shall be distributed ratably among the Holders based upon the number of shares held by each Holder. The Holders shall provide the Company monthly written notice of its intention to receive dividends in cash or shares of Common Stock. Such notice shall be delivered to the Company not less than two (3) Trading Days prior to the first Trading Day of each month for so long as shares of Preferred Stock are outstanding. If the Holder fails to give such notice, such dividends shall be paid in cash. If dividends are paid in shares of Common Stock, the number of shares of Common Stock payable as such dividend to each Holder shall be equal to the quotient obtained by dividing (a) the cash amount of such dividend payable to such Holder on such dividend payment date by (b) the Average Per Share Market Value. As used herein, the "AVERAGE PER SHARE MARKET VALUE" means the average of the Per Share Market Value for the five Trading Days prior to such dividend payment date.

       (b) Notwithstanding anything to the contrary contained herein, the Company may not issue shares of Common Stock in payment of dividends (and must deliver cash in respect thereof) on the Preferred Stock if the shares of Common Stock to be issued in respect of such

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dividends are not (A) registered for resale pursuant to an effective registration statement that names the recipient of such dividends as a selling shareholder thereunder, (B) freely transferable without volume restrictions pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "SECURITIES ACT"), or (C) authorized for trading on the OTCBB or listed on such other registered national exchange on which the Common Stock is then listed for trading.

       (c) So long as any Preferred Stock shall remain outstanding or unconverted, except pursuant to existing agreements of the Company on the date hereof, neither the Company nor any subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Company directly or indirectly pay or declare any dividend or make any distribution (other than a dividend or distribution described herein) upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities.

       3. VOTING RIGHTS. Except as otherwise provided herein and as otherwise required by law, the Preferred Stock shall have no voting rights. However, so long as any shares of Preferred Stock are outstanding, the Company shall not and shall cause its subsidiaries not to, without the affirmative vote of the Holders of a majority of the shares of the Preferred Stock then outstanding, (a) alter or change adversely the absolute or relative powers, preferences or rights given to the Preferred Stock, (b) alter or amend this Certificate of Designation, (c) amend its Certificate of Incorporation, bylaws or other charter documents so as to affect adversely any rights of any Holders,
(d) increase the authorized number of shares of Preferred Stock, (e) sell all or substantially all of its assets, (f) merge with or into another company or (g) enter into any agreement with respect to the foregoing.

       4. LIQUIDATION. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "LIQUIDATION"), the Holders shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the Liquidation Value, plus all accrued but unpaid dividends per share, whether declared or not, before any distribution or payment shall be made to the Holders of any Junior Securities. If the assets of the Company shall be insufficient to pay in full all amounts due to the Holders then the entire assets to be distributed to the Holders and the Holders of all securities ranking PARI PASSU to the Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A sale, conveyance, lease, transfer or disposition of all or substantially all of the assets of the Company or the consummation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, or a consolidation or merger of the Company with or into any other company or companies shall not be treated as a Liquidation, but instead shall be subject to the provisions of Sections 7 and 8. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

       5.     MECHANICS OF CONVERSION.

              (a) HOLDER'S DELIVERY REQUIREMENTS. Each share of Preferred Stock shall be convertible into shares of Common Stock at the Conversion Ratio (as defined in Section 11) at the option of the Holder in whole or in part at any time after the Original Issue Date. The Holders shall effect conversions by surrendering to the Company the certificate

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       or certificates representing the shares of Preferred Stock to be converted, together with a copy of the form of conversion notice attached hereto as EXHIBIT A (the "CONVERSION NOTICE"). Each Conversion Notice shall specify the Holder, the number of shares of Preferred Stock to be converted and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Conversion Notice by facsimile (the "CONVERSION DATE"). If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that the Conversion Notice is deemed delivered pursuant to Section 12. Subject to Section 5(b) hereof, each Conversion Notice, once given, shall be irrevocable. If the Holder is converting less than all shares of Preferred Stock represented by the certificate or certificates tendered by the Holder with the Conversion Notice, or if a conversion hereunder cannot be effected in full for any reason, the Company shall promptly cause to be delivered to such Holder (in the manner and within the time set forth in Section 5(b)) a new certificate for such number of shares of Preferred Stock as have not been converted. Shares of Preferred Stock converted into Common Stock shall be cancelled and shall have the status of authorized but unissued shares of undesignated stock.

              (b) COMPANY'S RESPONSE. Not later than three (3) Trading Days after any Conversion Date, the Company will cause to be delivered to the Holder (i) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required by Section 3.l(b) of the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock, including accrued but unpaid dividends, (if the Holder has elected to receive dividends in Common Stock pursuant to Section 2 hereof), (ii) one or more certificates representing the number of shares of Preferred Stock not converted, and (iii) a bank check in the amount of accrued and unpaid dividends (if the Holder has elected to receive accrued dividends in cash pursuant to Section 2 hereof). Upon request of the Holder, in lieu of physical delivery of the shares of Preferred Stock, provided the Company's transfer agent is participating in The Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, upon request of the Holder and in compliance with the provisions hereof, the Company shall use its best efforts to cause its transfer agent to electronically transmit any certificate or certificates required to be delivered to the Holder under this Section 5 by crediting the account of the Holder's Prime Broker with DTC through its Deposit Withdrawal Agent Commission system. The time period for delivery described herein shall apply to the electronic transmittals described herein. If in the case of any Conversion Notice such certificate or certificates, including for purposes hereof, any shares of Common Stock to be issued on the Conversion Date on account of accrued but unpaid dividends hereunder, are not delivered to or as directed by the applicable Holder by the third Trading Day after the Conversion Date, the Holder shall be entitled at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion by written notice to the Company, in which event the Company shall immediately return the certificates representing the shares of Preferred Stock for which Common Stock was not delivered pursuant to such conversion.

              (c)    LIQUIDATION DAMAGES; ETC.

                     (i) If the Company fails to deliver to the Holder such certificate or certificates pursuant to this Section 5, including for purposes hereof, any shares of

              Common Stock to be issued on the Conversion Date on account of accrued but unpaid dividends hereunder, on or prior to the third Trading Day after the Conversion Date (the "DELIVERY DATE"), in addition to all other remedies that such Holder may pursue hereunder or under the Purchase Agreement, the Company shall pay to such Holder in cash, as liquidated damages and not as a penalty, $5,000 per day until such certificates are delivered. If the Company fails to deliver to the Holder such certificate or certificates pursuant to this Section 5 prior to the 15th day after the Conversion Date the Company shall, at the Holder's option, (i) redeem from funds legally available therefor at the time of such redemption, such number of shares of Preferred Stock then held by such Holder, as requested by such Holder, and (ii) pay all accrued but unpaid dividends on account of the Preferred Stock for which the Company shall have failed to issue Common Stock certificates hereunder, in cash. If such Holder opts to redeem any number of shares of Preferred Stock pursuant to this Section 5(c)(i), then the Company shall immediately notify all other Holders of such Holder's election to redeem and, at any other Holders' option, which shall be exercised within two business days thereof, redeem, from funds legally available therefor at the time of such redemption, such number of shares of Preferred Stock then held by such other Holder, as requested by such Holder, which redemption shall be simultaneous with other redemptions referred to above. The redemption price shall be equal to the sum of (A) the aggregate of all accrued but unpaid dividends, plus (B) the number of shares of Preferred Stock then held by such Holder multiplied by (1) the average Per Share Market Value for the five Trading Days immediately preceding (x) the Conversion Date or (y) the date of payment in full by the Company of such prepayment price, whichever is greater, multiplied by, (2) the Conversion Ratio calculated on the Conversion Date. If the Holder has requested that the Company redeem shares of Preferred Stock pursuant to this Section and the Company fails for any reason to pay the redemption price referenced above within seven days after such notice is deemed delivered pursuant to Section 5(c)(i), the Company will pay interest on the redemption price at a rate of 15% per annum in cash to such Holder, accruing from such seventh day until the redemption price and any accrued interest thereon is paid in full. Nothing herein shall limit a Holder's right to pursue actual damages for the Company's failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein (including, without limitation, damages relating to any purchase of shares of Common Stock by such Holder to make delivery on a sale effected in anticipation of receiving certificates representing shares of Common Stock upon conversion, such damages to be in an amount equal to (A) the aggregate amount paid by such Holder for the shares of Common Stock so purchased minus (B) the aggregate amount of net proceeds, if any, received by such Holder from the sale of the shares of Common Stock issued by the Company pursuant to such conversion), and such Holder shall have the right to pursue all remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief).

                     (ii) In addition to any other rights available to the Holder, if the Company fails to deliver to the Holder such certificate or certificates pursuant to Section 5(c)(i) by the Delivery Date and after the Delivery Date the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver to the satisfaction of a sale by such Holder of the Underlying Shares which the Holder anticipated receiving on the Delivery Date upon such conversion (a "BUY-IN"), then the Company shall pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) the amount by which (A) the Holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock purchased for a Buy-In exceeds
              (B) the aggregate Conversion Price for the number of shares of Common Stock in the Buy-In for which such conversion was not timely honored. For example, if the Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of $10,000 aggregate Conversion Price for the number of shares of Common Stock in the Buy-In, the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In.

              (d) CONVERSION PRICE. The conversion price for each share of Preferred Stock (the "CONVERSION PRICE") in effect on any Conversion Date shall be $5.00, subject to adjustment from time to time as provided herein.

              (e) RESTRICTION ON CONVERSION BY EITHER THE HOLDER OR THE COMPANY. Notwithstanding anything herein to the contrary, in no event shall any Holder or the Company have the right or be required to convert shares of Preferred Stock if as a result of such conversion the aggregate number of shares of Common Stock beneficially owned by such Holder and its Affiliates would exceed 4.99% of the outstanding shares of the Common Stock following such exercise. For purposes of this Section 5(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. The provisions of this Section 5(e) may be waived by a Holder as to itself (and solely as to itself) upon not less than 65 days prior written notice to the Company, and the provisions of this Section 5(e) shall continue to apply until such 65th day (or later, if stated in the notice of waiver).

       6.     REGISTRATION REQUIREMENTS.

              (a) RESERVATION OF UNDERLYING SHARES. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of the Preferred Stock and free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders of Preferred Stock, not less than 150% of such number of shares of Common Stock as shall (subject to any additional requirements of the Company as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding shares of Preferred Stock and payment of dividends hereunder (without regard to any limitations on conversion). The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and, subsequent to the effectiveness of the Registration Statement (as defined in the Registration Rights Agreement), freely tradable.

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              (b)    REGISTRATION DELAY PAYMENTS.  Notwithstanding the
       foregoing, the provisions of Section 2(d) of the Registration Rights Agreement are incorporated herein by reference.

       7.     ADJUSTMENT OF CONVERSION PRICE.

              (a) COMMON STOCK DIVIDENDS; COMMON STOCK SPLITS; REVERSE COMMON STOCK SPLITS. If the Company, at any time after the Issuance Date (a) shall pay a stock dividend on its Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of Common Stock any shares of capital stock of the Company, then Conversion Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and the denominator of which shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this paragraph 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

              (b) RIGHTS; WARRANTS. If the Company, at any time after the Issuance Date, shall issue rights or warrants to all of the holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Per Share Market Value of Common Stock at the record date mentioned below, the Conversion Price shall be multiplied by a fraction, the denominator of which shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and the numerator of which shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Per Share Market Value. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants.

              (c) SUBSCRIPTION RIGHTS. If the Company, at any time after the Issuance Date, shall distribute to all of the holders of Common Stock evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in paragraphs 7(a) and (b) above), then in each such case the Conversion Price at which the Preferred Stock shall thereafter be convertible shall be determined by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction, the denominator of which shall be the Per Share Market Value of Common Stock determined as of the record date mentioned above, and the numerator of which shall be such Per Share Market Value of the Common Stock on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith; PROVIDED, HOWEVER, that in the event of a

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distribution exceeding ten percent (10%) of the net assets of the Company, such fair market value shall be determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (an "APPRAISER") selected in good faith by the Holders of the Preferred Stock; and PROVIDED, FURTHER, that the Company, after receipt of the determination by such Appraiser shall have the right to select in good faith an additional Appraiser meeting the same qualifications, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

              (d) ROUNDING. All calculations under this Section 7 shall be made to the nearest cent or the nearest l/l00th of a share, as the case may be.

              (e) NOTICE OF ADJUSTMENT. Whenever the Conversion Price is adjusted pursuant to paragraphs 7(a), (b) or (c), the Company shall promptly mail to the Holders a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

              (f) REDEMPTION EVENT. In case of (A) any reclassification of the Common Stock, (B) any Change of Control Transaction, (C) any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, (D) suspension from listing or delisting of the Common Stock from the OTCBB or any Subsequent Market (as defined in the Purchase Agreement) on which the Common Stock is listed for a period of five consecutive days, (E) the Company's notice to any Holder, including by way of public announcement, at any time, of its intention, for any reason, not to comply with proper requests for the conversion of any shares of Preferred Stock into shares of Common Stock or (F) a breach by the Company of any representation, warranty, covenant or other term or condition of the Purchase Agreement, the Registration Rights Agreement, this Certificate of Designation or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby or hereby, except to the extent that such breach would not have a Material Adverse Effect (as defined in Section 2.1(a) of the Purchase Agreement) and except, in the case of a breach of a covenant which is curable, only if such breach continues for a period of at least ten days after the Company knows or reasonably should have known of the existence of such breach (clauses (A) through (F) above are referred to as a "REDEMPTION EVENT"), in the case of (A), (B) and (C), the Holders shall have the right thereafter to convert the shares of Preferred Stock for shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such Redemption Event, and the Holders shall be entitled upon such event to receive such amount of securities, cash or property as the shares of the Common Stock of the Company into which the shares of Preferred Stock could have been converted immediately prior to such Redemption Event (without taking into account any limitations or restrictions on the convertibility of the Securities) would have been entitled; PROVIDED, HOWEVER, that in the case of a transaction specified in (B) in which holders of the Company's Common Stock receive cash, the Holders shall have the right to convert the shares of Preferred Stock for such number of shares of the surviving company equal to the amount of cash into which the shares of Preferred Stock are convertible divided by the fair market value of the shares of the surviving company on the effective date of the merger; PROVIDED, FURTHER, that on and after the date of any Redemption Event, the Holders shall have the option to require the Company to redeem, from funds legally available therefor at the time of such redemption, its shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such Holder's Preferred Stock at a price per share equal to the product of (i) the average Per Share Market Value for the five Trading
Days immediately preceding (1) the effective date, the date of the closing, date of occurrence or the date of the announcement, as the case may be, of the Redemption Event triggering such redemption right or (2) the date of payment in full by the Company of the redemption price hereunder, whichever is greater, and (ii) the Conversion Ratio calculated on the effective date, the date of the closing, date of occurrence or the date of the announcement, as the case may be or, at the option of the Holder, on the date of submission of a Redemption Notice. The entire redemption price shall be paid in cash, and the terms of payment of such redemption price shall be subject to the provisions set forth in Section 9(b). In the case of (A), (B) and (C), the terms of any such Redemption Event shall include such terms so as to continue to give to the Holders the right to receive the securities, cash or property set forth in this Section 7(f) upon any conversion or redemption following such Redemption Event. This provision shall similarly apply to successive Redemption Events.

              (g)    RECLASSIFICATION, ETC.  If:

              A. the Company shall declare a dividend (or any other distribution) on its Common Stock; or

              B. the Company shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock; or

              C. the Company shall authorize the granting to the holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

              D. the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock of the Company, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share of exchange whereby the Common Stock is converted into other securities, cash or property; or

              E. the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company;

then the Company shall cause to be filed at each office or agency maintained for the purpose of the conversion of the Preferred Stock, and shall cause to be mailed to the Holders at the address specified herein, at least 15 calendar days prior to the applicable record or effective date hereinafter specified, a notice (provided such notice shall not include any material non-public information) stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; PROVIDED, HOWEVER, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. Notwithstanding the foregoing, Holders shall be entitled to convert shares of Preferred Stock during the 15-day period commencing the date of such notice to the effective date of the event triggering such notice.

              (h) ADJUSTMENT TO CONVERSION PRICE. In order to prevent dilution of the rights granted under this Certificate of Designation, the Conversion Price will be subject to adjustment from time to time as provided in this Section 7(h):

              (i) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF COMMON STOCK. If at any time after the Issuance Date the Company issues or sells, or is deemed to have issued or sold, any shares of Common Stock (other than the Underlying Shares or shares of Common Stock deemed to have been issued by the Company in connection with an Approved Stock Plan (as defined below) or shares of Common Stock issuable upon the exercise of any options or warrants outstanding on the date hereof and listed in
       Schedule 2.1(c) of the Purchase Agreement or shares of Common Stock issued or deemed to have been issued as consideration for an acquisition (including earn-out payments funded with Common Stock) by the Company of a division, assets or business (or stock constituting any portion thereof) from another person) for a consideration per share less than the Conversion Price in effect immediately prior to such issuance or sale, then immediately after such issue or sale the Conversion Price then in effect shall be reduced to an amount equal to the consideration per share of Common Stock of such issuance or sale. For purposes of determining the adjusted Conversion Price under this Section 7(h)(i), the following shall be applicable:

                     (A) ISSUANCE OF OPTIONS. If at any time after the Issuance Date the Company in any manner grants any rights or options to subscribe for or to purchase Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (other than the Underlying Shares or shares of Common Stock deemed to have been issued by the Company in connection with an Approved Stock Plan (as defined below) or shares of Common Stock issuable upon the exercise of any options or warrants outstanding on the date hereof and listed in
       Schedule 2.1(c) of the Purchase Agreement or shares of Common Stock issued or deemed to have been issued as consideration for an acquisition (including earn-out payments funded with Common Stock) by the Company of a division, assets or business (or stock constituting any portion thereof) from another Person) (such rights or options being herein called "OPTIONS" and such convertible or exchangeable stock or securities being herein called "CONVERTIBLE SECURITIES") and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than the Conversion Price in effect immediately prior to such grant, then the Conversion Price shall be adjusted to equal the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities. No adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

                     (B) ISSUANCE OF CONVERTIBLE SECURITIES. If at any time after the Issuance Date the Company in any manner issues or sells any Convertible Securities (other than the Underlying Shares or shares of Common Stock deemed to have been issued by the Company in connection with an Approved Stock Plan (as defined below) or shares of Common Stock issuable upon the exercise of any options or warrants outstanding on the date hereof and listed in Schedule 2.1(c) of the Purchase Agreement or shares of Common Stock issued or deemed to have been issued as consideration for an acquisition (including earn-out payments funded with Common Stock) by the Company of a division, assets or business (or stock constituting any portion thereof) from another Person) and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Conversion Price in effect immediately prior to issuance or sale, then the Conversion Price shall be adjusted to equal the price per share for which Common Stock is issuable upon the conversion or exchange of such Convertible Securities. No adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section 7(h)(i), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

                     (C) CHANGE IN OPTION PRICE OR RATE OF CONVERSION. If there is a change at any time in (i) the purchase price provided for in any Options, (ii) the additional consideration, if any, payable upon the issue, conversion or exchange of any Convertible Securities or (iii) the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock, then the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold; provided that no adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

                     (D) CERTAIN DEFINITIONS. For purposes of determining the adjusted Conversion Price under this Section 7(h)(i), the following terms have meanings set forth below:

                            (I)    "APPROVED STOCK PLAN" shall mean any
       contract, plan or agreement which has been approved by the Board of Directors of the Company, pursuant to which the Company's securities may be issued to any employee, officer, director or consultant.


                     (E) EFFECT ON CONVERSION PRICE OF CERTAIN EVENTS. For purposes of determining the adjusted Conversion Price under this Section 7(h)(i), the following shall be applicable:

                            (I) CALCULATION OF CONSIDERATION RECEIVED. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the arithmetic average of the Per Share Market Values of such security for the five (5) consecutive Trading Days immediately preceding the date of receipt. In case any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the registered owners of a majority of the shares of Preferred Stock then outstanding. If such parties are unable to reach agreement within thirty (30) days after the occurrence of an event requiring valuation (the "VALUATION EVENT"), the fair value of such consideration will be determined within four (4) days of the thirtieth
       (30th) day following the Valuation Event by an Appraiser selected in good faith by the Company, and agreed upon in good faith by the registered owners of a majority of the shares of Preferred Stock then outstanding. The determination of such Appraiser shall be binding upon all parties absent manifest error.

                            (II) INTEGRATED TRANSACTIONS. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for an aggregate consideration of $.001.

                            (III) TREASURY SHARES. The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Company, and the disposition of any shares so owned or held will be considered an issue or sale of Common Stock.

                            (IV) RECORD DATE. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (1) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (2) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                            (V) CERTAIN EVENTS. If any event occurs of the type contemplated by the provisions of Section 7(h)(i) (subject to the exceptions stated therein) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holders or assigns; PROVIDED, HOWEVER, that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this
       Section 7(h).

              (i) REPORTING REQUIREMENT. In the event that the Company shall fail to comply with Section 3.19 of the Purchase Agreement the Conversion Price shall be decreased by 1% on the date on which the Company is in violation of Section 3.19, and 2% per month thereafter, prorated for partial months, until the Company is in compliance with
       Section 3.19. Any decrease in the Conversion Price pursuant to this Section shall remain in effect notwithstanding the fact that the Company shall have complied with Section 3.19 of the Purchase Agreement and further monthly decreases have ceased.

              (j) CERTAIN EXCEPTIONS. Sections 7(a) through 7(i) shall not apply to (i) the issuance of any securities (including, but not limited to, subordinated debt, preferred stock or warrants) to General Electric Capital Corporation or its affiliates (collectively "GE") in connection with financing currently being negotiated by the Company and GE but not yet agreed upon or finalized or (ii) securities to be issued by the Company or selling stockholders in connection with a public offering by the Company; PROVIDED, HOWEVER, that this Section 7(j) shall be null and void if the conversion price of any other series of the Company's preferred stock is reduced due to the occurrence of an event described in
       Section 7(j)(i) or (ii).

              (k) INCREASE IN CONVERSION PRICE. In no event shall any provision in this Section 7 cause the Conversion Price to be greater than the Conversion Price on the Issuance Date.

       8. MAJOR ANNOUNCEMENT. If the Company (i) makes a public announcement that it intends to enter into a Change of Control Transaction or
(ii) any person, group or entity (including the Company, but excluding a Holder or any affiliate of a Holder) publicly announces a bona fide tender offer, exchange offer or other transaction to purchase 50% or more of the Common Stock (such announcement being referred to herein as a "MAJOR ANNOUNCEMENT" and the date on which a Major Announcement is made, the "ANNOUNCEMENT DATE"), then, in the event that a Holder seeks to convert shares of Preferred Stock on or following the Announcement Date, the Conversion Price shall, effective upon the Announcement Date and continuing through the earlier to occur of the consummation of the proposed transaction or tender offer, exchange offer or other transaction and the Abandonment Date (as defined below), be equal to the lesser of (A) the Conversion Price in effect on the Trading Day immediately preceding the Announcement Date for such Preferred Stock and (B) the Conversion Price on such Conversion Date. "ABANDONMENT DATE" means with respect to any proposed transaction or tender offer, exchange offer or other transaction for which a public announcement as contemplated by this paragraph has been made, the date upon which the Company (in the case of clause (i) above) or the person, group or entity (in the case of clause (ii) above) publicly announces the termination or abandonment of the proposed transaction or tender offer, exchange offer or another transaction which caused this paragraph to become operative, in which case the Conversion Price shall revert back to the Conversion Price in effect on the Trading Day immediately preceding the Announcement Date.

       9.     MANDATORY REDEMPTION.

       (a) All outstanding and unconverted shares of Preferred Stock, at the Holder's option of October 23, 2000 or April 23, 2002 (the "Redemption Date") shall be, at the Holders' option, converted pursuant to Section 5 or redeemed by the Company pursuant to this Section 9, from funds legally available therefor at a price per share equal to the product of (i) the average Per Share Market Value for the five Trading Days immediately preceding (1) the Redemption Date or (2) the date of payment in full by the Company of the redemption price hereunder, whichever is greater, and (ii) the Conversion Ratio calculated on the Redemption Date, plus any accrued but unpaid dividends on such shares. Thereafter, all shares of Preferred Stock shall cease to be outstanding and shall have the status of authorized but undesignated preferred stock. The entire redemption price shall be paid in cash.

       (b) If any portion of the applicable redemption price under Section 9(a) shall not be paid by the Company within seven (7) calendar days after the date due, interest shall accrue thereon at the rate of 15% per annum until the redemption price plus all such interest is paid in full (which amount shall be paid as liquidated damages and not as a penalty). In addition, if any portion of such redemption price remains unpaid for more than seven (7) calendar days after the date due, the Holder of the Preferred Stock subject to such redemption may elect, by written notice to the Company given within 30 days after the date due, to either (i) demand conversion in accordance with the formula and the time frame therefor set forth in Section 5 of all of the shares of Preferred Stock for which such redemption price, plus accrued liquidated damages thereof, has not been paid in full (the "UNPAID REDEMPTION SHARES"), in which event the Per Share Market Price for such shares shall be the lower of the Per Share Market Price calculated on the date such redemption price was originally due and the Per Share Market Price as of the Holder's written demand for conversion, or (ii) invalidate AB INITIO such redemption, notwithstanding anything herein contained to the contrary. If the Holder elects option (i) above, the Company shall within five Trading Days of its receipt of such election deliver to the Holder the shares of Common Stock issuable upon conversion of the Unpaid Redemption Shares subject to such Holder conversion demand and otherwise perform its obligations hereunder with respect thereto; or, if the Holder elects option (ii) above, the Company shall promptly, and in any event not later than five Trading Days from receipt of Holder's notice of such election, return to the Holder all of the Unpaid Redemption Shares.

     10. CONDITIONAL RESET. In the event that (i) the Company shall fail to meet ninety percent (90%) of its projected proforma 1999 earnings before interest, taxes, depreciation and amortization ("EBITDA"), as set forth on SCHEDULE I attached hereto, computed in accordance with the customary financial practices of the Company and based on financial statements prepared in accordance with GAAP and (ii) the closing bid price of the Common Stock on the Trading Day immediately following the day on which the Company releases its 1999 year end financial results is less than the Conversion Price, then the Conversion Price shall be adjusted to the lower of (a) the Conversion Price and (b) the average closing bid price for the thirty (30) day period following the release of the Company's 1999 year end financial results. Notwithstanding, the foregoing, the Conversion Price shall not be adjusted pursuant to this Section to an amount less than $4.00 per share.

       11. DEFINITIONS. For the purposes hereof, the following terms shall have the following meanings:

       "CHANGE OF CONTROL TRANSACTION" means the occurrence of any of (i) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Section 13(d)(3) of the Exchange Act), of in excess of 50% of the voting securities of the Company, (ii) a replacement of more than one-half of the members of the Company's board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof, or their duly elected successors who are directors immediately prior to such transaction, in one or a series of related transactions, (iii) the merger of the Company with or into another entity, unless following such transaction, the Holders of the Company's securities continue to hold at least 50% of such securities following such transaction, (iv) consolidation or sale of all or substantially all of the assets of the Company in one or a series of related transactions, or (v) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (i), (ii), (iii) or (iv).

       "CLOSING DATE" means the date of the closing of the purchase and sale of the Preferred Stock.

       "COMMISSION" means the United States Securities and Exchange Commission, or any successor to such agency.

       "COMMON STOCK" means the Company's common stock, $.001 par value per share, of the Company and stock of any other class into which such shares may hereafter have been reclassified or changed.

       "CONVERSION PRICE" shall have the meaning set forth in Section 5(d).

       "CONVERSION RATIO" means, at any time, a fraction, the numerator of which is the Liquidation Value and the denominator of which is the Conversion Price at such time.

       "ISSUANCE DATE" means the date of first issue of any shares of Preferred Stock.

       "JUNIOR SECURITIES" means the Common Stock and all other equity securities of the Company which are junior in rights and liquidation preference to the Preferred Stock.

       "ORIGINAL ISSUE DATE" shall mean the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

       "OTCBB" means the OTC Bulletin Board of the National Association of Securities Dealers, Inc.

       "PER SHARE MARKET VALUE" means on any particular date (a) the closing bid price per share of the Common Stock on such date on the OTCBB or other registered national stock exchange on which the Common Stock is then listed or if there is no such price on such date, then the closing bid price on such exchange or quotation system on the date nearest preceding such date, or (b) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by an Appraiser selected in good faith by the Holders of a majority in interest of the shares of the Preferred Stock; PROVIDED, HOWEVER, that the Company, after receipt of the determination by such Appraiser, shall have the right to select in good faith an additional Appraiser, in which case, the fair market value shall be equal to the average of the determinations by each such Appraiser; and PROVIDED, FURTHER that all determinations of the Per Share Market Value shall be appropriately adjusted for any stock dividends, stock splits or other similar transactions during such period.

       "PERSON" means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

       "PURCHASE AGREEMENT" means the Securities Purchase Agreement, dated as of the Original Issue Date, among the Company and the original Holders of the Preferred Stock.

       "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement, dated as of the Original Issue Date, by and among the Company and the original Holders.

       "TRADING DAY" means (a) a day on which the Common Stock is traded on the OTCBB or other registered national stock exchange on which the Common Stock has been listed, or (b) if the Common Stock is not quoted on the OTCBB, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the Common Stock is not listed or quoted as set forth in (a), (b) and (c) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

       "UNDERLYING SHARES" means the number of shares of Common Stock into which the Shares are convertible in accordance with the terms hereof and the Purchase Agreement.

       12. NOTICES. Except as otherwise provided in the event of conversion of shares of Preferred Stock, all notices or other communications required hereunder shall be in writing and shall be deemed to have been received (a) upon hand delivery (receipt acknowledged) or delivery by telex (with correct answer back received) telecopy or facsimile (with transmission confirmation report) at the address or number designated below (if received by 8:00 p.m. EST where such notice is to be received), or the first business day following such delivery (if received after 8:00 p.m. EST where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur; and shall be regarded as properly addressed if sent to the parties or their representatives at the addresses given below:

       To the Company:      ThermoView Industries, Inc.
                            1101 Herr land
                            Louisville, KY  40222
                            Attn:  Nelson E. Clemmens, President
                            Phone:  (502) 412-5600
                            Fax:  (502) 412-0301

       With Copies to:      Stites & Harbison
                            400 West Market Street
                            Suite 1800
                            Louisville, KY  40202-3352
                            Attn:  Alex P. Herrington, Jr., Esq.
                            Phone:  (502) 587-3400
                            Fax:   (502) 587-6391

       To the Holders:      Brown Simpson Strategic Growth Fund, Ltd.
                            152 West 57th Street, 40th Floor
                            New York, New York 10019
                            Attn: Paul Gustus
                            Phone:  (212) 247-8200
                            Fax: (212) 247-1329

                            Brown Simpson Strategic Growth Fund, L.P.
                            152 West 57th Street, 40th Floor
                            New York, New York 10019
                            Attn: Paul Gustus
                            Phone:  (212) 247-8200
                            Fax: (212) 247-1329

       with copies to:      Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                            590 Madison Avenue
                            New York, New York  10022
                            Attn:  James Kaye, Esq.
                            Phone:  (212) 872-1000
                            Fax:  (212) 872-1002

or such other address as any of the above may have furnished to the other parties in writing by registered mail, return receipt requested.

       13. LOST OR STOLEN CERTIFICATES. Upon receipt by the Company of evidence reasonably satisfactory to the Company (including any bond the Company's transfer agent requires the Holders to post) of the loss, theft, destruction or mutilation of any stock certificates representing Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of such Series C Stock certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; PROVIDED, HOWEVER, the Company shall not be obligated to re-issue preferred stock certificates if the Holder contemporaneously requests the Company to convert such Preferred Stock into Common Stock.

       14. REMEDIES CHARACTERIZED; OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. The Company covenants to each Holder of Preferred Stock that there shall be no characterization concerning this instrument other than as expressly provided herein. The Company further covenants that it will not take any action which might materially and adversely affect the rights of the Holders of Preferred Stock. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders of the Preferred Stock and that the remedy at law in the event of any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holders of the Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

       15. SPECIFIC SHALL NOT LIMIT GENERAL; CONSTRUCTION. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein. This Certificate of Designation shall be deemed to be jointly drafted by the Company and all Purchasers (as defined in this Purchase Agreement) and shall not be construed against any person as the drafter hereof.

       16. FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of a Holder of Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

       17. FRACTIONAL SHARES. Upon a conversion hereunder, the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the Holder of a share of Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

       18. PAYMENT OF TAX UPON ISSUE OF TRANSFER. The issuance of certificates for shares of the Common Stock upon conversion of the Preferred Shares shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

       19. SHARES OWNED BY COMPANY DEEMED NOT OUTSTANDING. In determining whether the holders of the outstanding shares of Preferred Stock have concurred in any direction, consent or waiver under this Certificate of Designation, shares of Preferred Stock which are owned by the Company or any other obligor on the warrants or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any other obligor on such shares shall be disregarded and deemed not to be outstanding for the purpose of any such determination; provided that any Preferred Stock owned by the Purchasers (as defined in the Purchase Agreement) shall be deemed outstanding for purposes of making such a determination. Preferred Stock so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the Company the pledgee's right so to act with respect to such warrants and that the pledgee is not the Company or any other obligor upon the securities or any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any other obligor on the preferred stock.

       20. EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not affect the construction hereof.


                             [SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF ThermoView Industries, Inc. has caused this Certificate to be signed by its President on this 23rd day of April, 1999.



                                          /s/ Nelson E. Clemmens
                                          -------------------------------------
                                          Name:  Nelson E. Clemmens
                                          Title: President

                                     EXHIBIT A

                                NOTICE OF CONVERSION
                             AT THE ELECTION OF HOLDER


(TO BE EXECUTED BY THE REGISTERED HOLDER IN
ORDER TO CONVERT SHARES OF SERIES C PREFERRED
STOCK)

       The undersigned hereby elects to convert the number of shares of Series C Convertible Preferred Stock indicated below, into shares of common stock, par value $.001 per share (the "Common Stock"), of ThermoView Industries, Inc. (the "COMPANY") according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.


Conversion calculations:

                                  ____________________________________________
                                  Date to Effect Conversion

                                  ____________________________________________
                                  Number of shares of Series C Preferred Stock to be Converted

                                  ____________________________________________
                                  Number of shares of Common Stock to be Issued

                                  ____________________________________________
                                  Applicable Conversion Price

                                  ____________________________________________
                                  Signature

                                  ____________________________________________
                                  Name

                                  ____________________________________________
                                  Address